Exhibit 10.46

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is entered into as of January 12, 2022 (the “Execution Date”), by and between the Bill & Melinda Gates Foundation, a Washington charitable trust that is a tax-exempt private foundation having an office at 500 5th Ave N, Seattle, WA 98109 (the “Foundation”), and Vir Biotechnology, Inc. a Delaware corporation having an office at 499 Illinois Street, Suite 500, San Francisco, CA 94158 (“Vir”). The capitalized terms used herein and not otherwise defined have the meanings given to them in Appendix 1.

Recitals

Vir has agreed to sell, and the Foundation has agreed to purchase, shares of Common Stock subject to and in accordance with the terms and provisions of this Agreement.

Contemporaneously with the execution of this Agreement, the Foundation and Vir are entering into amended and restated side letter agreement (the “Side Letter”), dated as of the Effective Date (collectively, the “Gates Agreements”).

Agreement

For good and valuable consideration, the Foundation and Vir agree as follows:

Section 1.
Sale and Purchase of Stock
1.1
Purchase of Stock. Subject to the terms and conditions of this Agreement, at the Closing, Vir will issue and sell to the Foundation, and the Foundation will purchase from Vir, a number of shares of Common Stock equal to $40,000,000 divided by the Share Value, rounded down to the nearest whole share (such shares of Common Stock, the “Shares”). The aggregate purchase price shall equal the number of Shares multiplied by the Share Value, rounded to the nearest cent (the “Purchase Price”).
1.2
Payment. At the Closing, the Foundation will pay the Purchase Price by wire transfer of immediately available funds in accordance with wire instructions, which instructions will have been provided by Vir to the Foundation at least three (3) Business Days prior to the Closing, and Vir will deliver the Shares in restricted book-entry form to the Foundation.
1.3
Closing.
(a)
Closing. The closing of the transaction contemplated by Section 1.1 (the “Closing”) will be held through the electronic exchange of documents and signatures, as promptly as practicable, and in no event more than five (5) Business Days after the conditions to the Closing set forth in Section 5 are satisfied or waived for the Closing (other than those conditions that by their nature are to be satisfied or waived at the Closing), or at such other time and/or date as may be jointly designated by the Foundation and Vir for the Closing.

(b)
Closing Deliverables.
(i)
At the Closing, Vir will deliver to the Foundation:
A.
a duly executed cross-receipt in form and substance reasonably satisfactory to each party (the “Cross-Receipt”);
B.
a certificate in form and substance reasonably satisfactory to the Foundation and duly executed on behalf of Vir by an authorized officer of Vir, certifying that the conditions to the Closing set forth in Section 5.2(a), (b), and (c) of this Agreement have been fulfilled;
C.
a certificate of the secretary of Vir dated as of the Closing Date certifying that attached thereto is a true and complete copy of all resolutions adopted by the Board authorizing the execution, delivery and performance of the Gates Agreements and the transactions contemplated herein and therein and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby as of the Closing Date; and
D.
a duly executed counterpart of the Side Letter;
(ii)
At the Closing, the Foundation will deliver to Vir:
A.
a duly-executed Cross-Receipt;
B.
a certificate in form and substance reasonably satisfactory to Vir and duly executed on behalf of the Foundation by an authorized officer of the Foundation, certifying that the conditions to the Closing set forth in Section 5.1(b) and (c) of this Agreement have been fulfilled; and
C.
a duly executed counterpart of the Side Letter.
Section 2.
Representations and Warranties of Vir

Except as otherwise specifically contemplated by this Agreement, Vir hereby represents and warrants to the Foundation that:

2.1
Private Placement. Neither Vir nor any Person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Shares under the Securities Act. Subject to the accuracy of the representations made by the Foundation in Section 3, the Shares will be issued and sold to the Foundation in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration and qualification requirements of all applicable securities Laws of the states of the United States. Vir has not engaged any brokers, finders or agents, or incurred, or will incur, directly or indirectly, any liability for brokerage or finder’s fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

2.2
Organization and Qualification. Vir is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as currently conducted. Vir is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect on Vir.
2.3
Authorization; Enforcement. Vir has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to issue the Shares in accordance with the terms and conditions hereof. The execution, delivery and performance of this Agreement by Vir and the consummation by it of the transactions contemplated hereby (including the issuance of the Shares at the Closing in accordance with the terms and conditions hereof) have been duly authorized by the Board and no further consent or authorization of Vir, the Board, or its stockholders is required. This Agreement has been duly executed by Vir and constitutes a legal, valid and binding obligation of Vir enforceable against Vir in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar Laws affecting creditors’ and contracting parties’ rights generally.
2.4
Issuance of Shares. The Shares are duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be subject to preemptive rights or other similar rights of stockholders of Vir.
2.5
SEC Documents, Financial Statements.
(a)
The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act. Vir has delivered or made available (by filing on the SEC’s electronic data gathering and retrieval system (EDGAR)) to the Foundation complete copies of its most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and any report on Form 8-K, in each case filed with the SEC after December 31, 2020 and prior to the Execution Date (the “SEC Documents”). As of its date, each SEC Document complied in all material respects with the requirements of the Exchange Act, and other Laws applicable to it, and, as of its date, such SEC Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No inquiries or any other investigation conducted by or on behalf of the Foundation or its representatives or counsel will modify, amend or affect the Foundation’s right to rely on the truth, accuracy and completeness of the SEC Documents and Vir’s representations and warranties contained in this Agreement.
(b)
The financial statements, together with the related notes and schedules, of Vir included in the SEC Documents comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC and all other applicable rules and regulations with respect thereto. Such financial statements, together with the related notes and schedules, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial condition of Vir and its consolidated subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
(c)
The Common Stock is listed on Nasdaq, and Vir has taken no action designed to, or that to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from Nasdaq. As of the date of this Agreement, Vir has not received any notification that, and has no knowledge that, the SEC or Nasdaq is contemplating terminating such registration or listing.
2.6
Internal Controls; Disclosure Controls and Procedures. Vir maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act. Vir has implemented the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) required in order for the principal executive officer and principal financial officer of Vir to engage in the review and evaluation process mandated by the Exchange Act, and is in compliance with such disclosure controls and procedures in all material respects. Each of the principal executive officer and the principal financial officer of Vir has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to all reports, schedules, forms, statements and other documents required to be filed by Vir with the SEC.
2.7
Capitalization and Voting Rights.
(a)
The authorized capital of Vir as of the date hereof consists of: (i) 300,000,000 shares of Common Stock of which, as of January 11, 2022, (A) 131,182,666 shares were issued and outstanding, (B) 12,680,218 shares were reserved for issuance pursuant to Vir’s equity incentive plans (including its stock purchase plan) described in the SEC Documents, (C) 10,287,645 shares were issuable upon the exercise of stock options outstanding, and (D) 1,271,334 shares were issuable upon the release of restricted stock unit awards outstanding, and (ii) 10,000,000 shares of Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Common Stock (1) have been duly authorized and validly issued, (2) are fully paid and non-assessable and (3) were issued in compliance with all applicable federal and state securities Laws and not in violation of any preemptive rights.
(b)
All of the authorized shares of Common Stock are entitled to one (1) vote per share.
(c)
Except as described or referred to in the SEC Documents, as of January 11, 2022, there were not: (i) any outstanding equity securities, options, warrants, rights (including conversion or preemptive rights) or other agreements pursuant to which Vir is or may become obligated to issue, sell or repurchase any shares of its capital stock or any other securities of Vir other than equity securities that may have been granted pursuant to its equity incentive plans, which plans are described in the SEC Documents; or (ii) any restrictions on the transfer of capital stock of Vir other than pursuant to federal or state securities Laws or as set forth in this Agreement.

(d)
Vir is not a party to or subject to any agreement or understanding relating to the voting of shares of capital stock of Vir or the giving of written consents by a stockholder or director of Vir.
2.8
No Conflicts; Government Consents and Permits.
(a)
The execution, delivery and performance of the Gates Agreements by Vir and the consummation by Vir of the transactions contemplated hereby and thereby (including the issuance of the Shares) will not (i) conflict with or result in a violation of any provision of Vir’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, each as in effect on the date hereof, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which Vir is a party, or (iii) result in a violation of any Law (including United States federal, state and international securities Laws and regulations and regulations of any self-regulatory organizations) applicable to Vir, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as would not reasonably be expected to have, a Material Adverse Effect on Vir or result in a liability for the Foundation.
(b)
Vir is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory agency or self-regulatory organization in order for it to execute, deliver or perform any of its obligations under the Gates Agreements in accordance with the terms and conditions hereof or thereof, or to issue and sell the Shares in accordance with the terms and conditions hereof other than such as have been made or obtained, and except for (i) any post-closing filings required to be made under federal or state securities Laws and (ii) any required filings or notifications regarding the issuance or listing of additional shares with Nasdaq.
2.9
Litigation. Other than as set forth in the SEC Documents filed prior to the date of this Agreement, there is no action, suit, proceeding or investigation pending (of which Vir has received notice or otherwise has knowledge) or, to Vir’s knowledge, threatened, against Vir or that Vir intends to initiate, except where such action, suit, proceeding or investigation, as the case may be, would not reasonably be expected to have a Material Adverse Effect.
2.10
Licenses and Other Rights; Compliance with Laws. Vir has all franchises, permits, licenses and other rights and privileges (“Permits”) necessary to permit it to own its properties and to conduct its business as presently conducted and is in compliance thereunder, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Vir has not taken any action that would interfere with its ability to renew all such Permit(s), except where the failure to renew such Permit(s) would not reasonably be expected to have, a Material Adverse Effect. Vir is and has been in compliance with all Laws applicable to its business, properties and assets, and to the products and services sold by it, except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect.

2.11
Intellectual Property.
(a)
The Intellectual Property that is owned by Vir or its subsidiaries is owned free from any Liens or restrictions. All of Vir’s material Intellectual Property Licenses are in full force and effect in accordance with their terms, are free of any Liens or restrictions, and, to Vir’s knowledge, neither Vir, nor any other party thereto, is in material breach of any such material Intellectual Property License. To Vir’s knowledge, no event has occurred that with notice or lapse of time or both (i) would constitute a breach or default of any such material Intellectual Property License, (ii) would result in the termination thereof, or (iii) would cause or permit the acceleration or other change of any right or obligation or the loss of any benefit thereunder by Vir or its subsidiaries, except, in the case of each of clauses (i) through (iii), as would not reasonably be expected to have a Material Adverse Effect.
(b)
Except as set forth in the SEC Documents, there is no legal claim or demand of any Person or any proceeding that is pending or threatened in writing, (i) challenging the right of Vir in respect of any Intellectual Property of Vir, or (ii) claiming that any default exists under any Intellectual Property License, except, in the case of clauses (i) and (ii) above, where any such claim, demand or proceeding has not had, and would not reasonably be expected to have, a Material Adverse Effect.

Except as set forth in the SEC Documents: (i) Vir or one of its subsidiaries owns, free and clear of any Lien or encumbrance, or, to Vir’s knowledge, has a valid license, or an enforceable right to use, as it is used or held for use, all U.S. and non-U.S. patents, trade secrets, know-how, trademarks, service marks, copyrights, and other proprietary and Intellectual Property rights, and all grants and applications with respect to the foregoing (collectively, the “Proprietary Rights”) necessary for the conduct of Vir’s business, except where the failure to own or have any of the foregoing would not reasonably be expected to have a Material Adverse Effect (such Proprietary Rights owned by or licensed to Vir collectively, the “Vir Rights”); (ii) Vir and its subsidiaries have taken reasonable measures to protect the Vir Rights, consistent with prudent commercial practices in the biotechnology industry, except where failure to take such measures has not had, and would not reasonably be expected to have, a Material Adverse Effect, and (iii) without limiting the generality of the preceding, to the best of Vir’s knowledge, Vir’s current product candidates, if commercially sold at the projected launch, would not infringe any unlicensed third party granted US or non-US patent claims or, if granted without amendment, any unlicensed third party published US or non-US patent application claims, except to the extent any such infringement would not reasonably be expected to have a Material Adverse Effect.

2.12
Health Care Matters. Vir: (i) has operated and currently operates its business in compliance in all material respects with applicable provisions of the Health Care Laws (as defined below) of the Food and Drug Administration (“FDA”), the Department of Health and Human Services and any comparable state, foreign or other regulatory authority to which they are subject (collectively, the “Applicable Regulatory Authorities”) applicable to the ownership, testing, development, manufacture, packaging, processing, use, sale, promotion, distribution, storage, import, export or disposal of any of Vir’s product candidates or any product manufactured or distributed by Vir; (ii) has not received any FDA Form 483, written notice of adverse finding, warning letter, untitled letter or other correspondence or written notice from any court or arbitrator or the Applicable Regulatory Authorities alleging or asserting non-compliance with any licenses, certificates, approvals, clearances, exemptions, authorizations, permits and supplements or amendments thereto required by any such Health Care Laws (“Regulatory Authorizations”); (iii) possesses all Regulatory Authorizations required to conduct its business as currently conducted and such Regulatory Authorizations are valid and in full force and effect and Vir is not in violation, in any material respect, of any term of any such Regulatory Authorizations; (iv) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any court or arbitrator or the Applicable Regulatory Authorities or any other third party alleging that any product operation or activity is in material violation of any Health Care Laws and has no knowledge that the Applicable Regulatory Authorities or any other third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (v) has not received notice that any of the Applicable Regulatory Authorities has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Regulatory Authorizations and has no knowledge that any of the Applicable Regulatory Authorities is considering such action; (vi) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Health Care Laws or Regulatory Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were materially corrected or supplemented by a subsequent submission); (vii) is not a party to and does not have any ongoing reporting obligations pursuant to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Applicable Regulatory Authority; and (viii) along with its employees, officers and directors, has not been excluded, disqualified, suspended or debarred from participation in any government health care program or human clinical research or, to Vir’s knowledge, subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, disqualification or exclusion.
2.13
Clinical Trials. Except for sotrovimab, none of Vir’s product candidates has received marketing approval from any Applicable Regulatory Authority. All clinical and pre-clinical studies and trials conducted by or on behalf of or sponsored by Vir, or in which Vir has participated, with respect to Vir’s product candidates, including any such studies and trials that are described in the SEC Documents, or the results of which are referred to in the SEC Documents, as applicable (collectively, “Company Trials”), were, and if still pending are, to Vir’s knowledge, being conducted in all material respects in accordance with all applicable Health Care Laws of the Applicable Regulatory Authorities, including the FDA’s current Good Clinical Practices and Good Laboratory Practices, standard medical and scientific research procedures and any applicable rules, regulations and policies of the jurisdiction in which such trials and studies are being conducted. The descriptions in the SEC Documents of the results of any Company Trials are accurate and complete descriptions in all material respects and fairly present the data derived therefrom as of the date of such SEC Documents. Vir has no knowledge of any other studies or trials not described in the SEC Documents, the results of which are inconsistent with or call into question the results described or referred to in the SEC Documents. Vir has not received any written notices, correspondence or other communications from the Applicable Regulatory Authorities or any other governmental entity or any institutional review board (“IRB”) or independent ethics committee (“IEC”) requiring or threatening the termination, material modification or suspension of Company Trials, other than ordinary course communications with respect to modifications in connection with the design and implementation of such studies or trials, and, to Vir’s knowledge, there are no reasonable grounds for the same. No investigational new drug application or comparable submission filed by or on behalf of Vir with the FDA has been terminated or suspended by the FDA or any other Applicable Regulatory Authority. Vir has obtained (or caused to be obtained) informed consent by or on behalf of each human subject who participated in a Company Trial, and Vir has obtained (or caused to be obtained) applicable IRB or IEC approvals for each Company Trial. To Vir’s knowledge, none of the Company Trials involved any investigator who has been disqualified as a clinical investigator or has been found by the FDA to have engaged in scientific misconduct.
2.14
Absence of Certain Changes.
(a)
Except as disclosed in the SEC Documents filed prior to the Execution Date, since September 30, 2021, no change or event has occurred, except where such change or event has not had, and would not reasonably be expected to have, a Material Adverse Effect on Vir.
(b)
Except as set forth in the SEC Documents filed prior to the Execution Date since September 30, 2021, Vir has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, or (ii) sold, exchanged or otherwise disposed of any of its material assets or rights.
(c)
Since September 30, 2021, Vir has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy Laws or any other Laws of the United States or any other jurisdiction.
2.15
Not an Investment Company. Vir is not, and after receipt of the Purchase Price, will not be, an “investment company” as defined in the Investment Company Act of 1940, as amended.
2.16
No Integration. Vir has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) that is or will be integrated with the Shares sold pursuant to this Agreement in a manner that would require the registration of the Shares under the Securities Act.
Section 3.
Representations and Warranties of the Foundation

Except as otherwise specifically contemplated by this Agreement, the Foundation hereby represents and warrants to Vir that:

3.1
Authorization; Enforcement. The Foundation has the requisite corporate or other similar power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Foundation has taken all necessary corporate or other similar action to authorize the execution, delivery and performance of this Agreement. Upon the execution and delivery of this Agreement, this Agreement will constitute a valid and binding obligation of the Foundation enforceable against the Foundation in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ and contracting parties’ rights generally.
3.2
No Conflicts; Government Consents and Permits.
(a)
The execution, delivery and performance of this Agreement by the Foundation and the consummation by the Foundation of the transactions contemplated hereby (including the purchase of the Shares) will not (i) conflict with or result in a violation of any provision of the Foundation’s organizational documents, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which the Foundation is a party, or (iii) result in a violation of any Law (including U.S. federal and state and applicable non-U.S. securities Laws and regulations and regulations of any self-regulatory organizations) applicable to the Foundation, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Foundation or result in a liability for Vir.
(b)
The Foundation is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory agency or self-regulatory organization in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms and conditions hereof, or to purchase the Shares in accordance with the terms and conditions hereof, other than such as have been made or obtained.
3.3
Investment Purpose. The Foundation is purchasing the Shares for its own account and not with a present view toward the public distribution thereof and has no arrangement or understanding with any other Persons regarding the distribution of such Shares except as would not result in a violation of the Securities Act. The Foundation will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in accordance with the Securities Act and to the extent permitted by Section 4.1 and Section 4.2.
3.4
Reliance on Exemptions. The Foundation understands that Vir intends for the Shares to be offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that Vir is relying upon the truth and accuracy of, and the Foundation’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Foundation set forth herein in order to determine the availability of such exemptions and the eligibility of the Foundation to acquire the Shares.
3.5
Accredited Investor; Access to Information. The Foundation is an “accredited investor” as defined in Regulation D under the Securities Act and is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Shares. The Foundation has been furnished with materials relating to the offer and sale of the Shares that have been requested by the Foundation, including the SEC Documents, and the Foundation has had the opportunity to review the SEC Documents. The Foundation has been afforded the opportunity to ask questions of Vir. Neither such inquiries nor any other investigation conducted by or on behalf of the Foundation or its representatives or counsel will modify, amend or affect the Foundation’s right to rely on the truth, accuracy and completeness of the SEC Documents and Vir’s representations and warranties contained in this Agreement.
3.6
Restricted Securities. The Foundation understands that the Shares will be characterized as “restricted securities” under the U.S. federal securities Laws inasmuch as they are being acquired from Vir in a private placement under Section 4(a)(2) of the Securities Act and that under such Laws and applicable regulations such Shares may be resold without registration under the Securities Act only in certain limited circumstances.
3.7
Governmental Review. The Foundation understands that no U.S. federal or state agency or any other Governmental Authority has passed upon or made any recommendation or endorsement of the Shares or an investment therein.
Section 4.
Transfer, Resale, Legends, Registration Rights
4.1
Transfer or Resale. The Foundation understands that:
(a)
the Shares have not been and are not being registered under the Securities Act or any applicable state securities Laws and, consequently, the Foundation may have to bear the risk of owning the Shares for an indefinite period of time because the Shares may not be transferred unless (i) the resale of the Shares is registered pursuant to an effective registration statement under the Securities Act; (ii) the Foundation has delivered to Vir an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii) the Shares are sold or transferred pursuant to Rule 144 under the Securities Act (“Rule 144”); and
(b)
any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder.
4.2
Lock-Up. The Foundation agrees that it will hold and will not sell any of the Shares (or otherwise make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of the Shares) until the one-year anniversary of the Closing Date. Notwithstanding the foregoing, this Section 4.2 will not preclude (i) distributions of Shares to general or limited partners, members, shareholders, Affiliates or wholly-owned subsidiaries of the Foundation or any investment fund or other entity controlled or managed by the Foundation; provided, in each case, that following any such transfer such Shares will remain subject to the provisions of this Section 4.2; (ii) transfers pursuant to a bona fide third party tender offer for all outstanding shares of Common Stock, merger, consolidation or other similar transaction made to all holders of Vir’s securities involving a change of control of Vir (including the entering into any lock-up, voting or similar agreement pursuant to which the

Foundation may agree to transfer, sell, tender or otherwise dispose of Shares or other such securities in connection with such transaction, or vote any Shares or other such securities in favor of any such transaction); provided, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Shares shall remain subject to the provisions of this Section 4.2; or (iii) sales or transfers of the Shares in connection with the Withdrawal Right (as defined in the Side Letter).
4.3
Legends. The Foundation understands the Shares will bear restrictive legends in substantially the following form (and a stop-transfer order may be placed against transfer of the Shares):

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS OR A CERTIFICATE AND/OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A STOCK PURCHASE AGREEMENT DATED JANUARY 12, 2022 BETWEEN VIR BIOTECHNOLOGY, INC. AND THE BILL & MELINDA GATES FOUNDATION.

If such Shares may be transferred pursuant to Section 4.2 (excluding transfers pursuant to Section 4.2(i)), the Foundation may request that Vir remove, and Vir agrees to authorize and instruct (including by causing any required legal opinion to be provided) the removal of any legend from the Shares, if permitted by applicable securities Law, within two (2) Business Days of any such request; provided, however, that each party will be responsible for any fees it incurs in connection with such request and removal.

4.4
Registration Rights. If, following the one-year anniversary of the Closing Date, the Foundation proposes to publicly resell the Shares pursuant to Rule 144, and the Foundation in good faith believes it will be unable to sell all of the Shares proposed to be sold by it pursuant to Rule 144 without volume or manner-of-sale restrictions, the Foundation shall notify Vir, and Vir shall file as promptly as practicable a secondary-only registration statement on Form S-3 (or any successor form to Form S-3) promulgated under the Securities Act (which, if Vir is then a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act), shall be filed pursuant to General Instruction I.D of Form S-3 (an “Automatic Shelf Registration Statement”)), registering the resale of such Shares (the “Registrable Securities”) (or, in the event that Form S-3 is not available for the registration of the resale of the Registrable Securities, another appropriate form reasonably acceptable to the Foundation) by the Foundation (the “Registration Statement”). Vir shall use commercially reasonable efforts (a) if the Registration Statement is not an Automatic Shelf Registration Statement, to cause the Registration Statement to become effective as promptly as practicable; (b) to cause the Registration Statement to remain effective until the earlier of (i) the date on which the Foundation has disposed of all of the Registrable Securities and (ii) Rule 144 is available for the disposition of all Registrable Securities without volume or manner-of-sale restrictions; (c) to undertake any additional actions reasonably necessary to maintain the availability of, and to facilitate the disposition by the Foundation of the Registrable Securities pursuant to, the Registration Statement; and (d) to obtain any required consent under Vir’s Amended and Restated Investors’ Rights Agreement, dated as of November 19, 2017, by and among Vir and the investors party thereto or any other agreement to which Vir is a party related to the filing of the Registration Statement. The Foundation agrees to cooperate with Vir as reasonably requested by Vir in connection with the preparation and filing of the Registration Statement, including furnishing to Vir such information regarding itself, the shares of Common Stock held by it and the intended method of disposition of the Registrable Securities as shall be reasonably required to effect the registration of such Registrable Securities. Vir shall bear all expenses incurred in connection with the performance of its obligations under this Section 4.4; provided, however, that Vir shall have no obligation to pay for any commissions or transfer taxes of the Foundation. Vir’s obligations under this Section 4.4 shall also apply to any shares in the capital of Vir issued or issuable with respect to the Registrable Securities as a result of any share split, share dividend, recapitalization, exchange or similar event.
Section 5.
Conditions to Closing
5.1
Conditions to Obligations of Vir. Vir’s obligation to complete the purchase and sale of the Shares and deliver the Shares to the Foundation is subject to the fulfillment or waiver of the following conditions at or prior to the Closing:
(a)
Receipt of Funds. Vir will have received immediately available funds in the full amount of the Purchase Price for the Shares being purchased hereunder.
(b)
Representations and Warranties. The representations and warranties made by the Foundation in Section 3 will be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date.
(c)
Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Foundation on or prior to the Closing Date shall have been performed or complied with in all material respects.
(d)
Absence of Litigation. No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, will have been instituted or be pending before any Governmental Authority.
(e)
No Governmental Prohibition. The sale of the Shares by Vir and the purchase of the Shares by the Foundation will not be prohibited by any applicable Law at the time of the Closing.
(f)
Closing Deliverables. All closing deliverables as required under Section 1.3(b)(ii) shall have been delivered by the Foundation to Vir.

5.2
Conditions to the Foundation’s Obligations at the Closing. The Foundation’s obligation to complete the purchase and sale of the Shares is subject to the fulfillment or waiver of the following conditions at or prior to the Closing:
(a)
Representations and Warranties. The representations and warranties made by Vir in Section 2 will be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date.
(b)
Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by Vir on or prior to the Closing Date shall have been performed or complied with in all material respects.
(c)
Transfer Agent Instructions. Vir will have delivered to its transfer agent irrevocable written instructions to issue the Shares to the Foundation in a form and substance acceptable to such transfer agent.

(d)
Absence of Litigation. No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, will have been instituted or be pending before any Governmental Authority.
(e)
No Governmental Prohibition. The sale of the Shares by Vir, and the purchase of the Shares by the Foundation will not be prohibited by any applicable Law at the time of the Closing.
(f)
Closing Deliverables. All closing deliverables as required under Section 1.3(b)(i) shall have been delivered by Vir to the Foundation.
Section 6.
Governing Law; Jurisdiction
6.1
Governing Law. This Agreement, and any other agreement, document or instrumented delivered pursuant hereto (other than the Side Letter), and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement (or such other document) or the negotiation, execution, termination, performance or nonperformance of this Agreement (or such other document) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws that would require the application of the substantive Laws of another jurisdiction.
6.2
Jurisdiction. Each of the parties hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby (other than in connection with the Side Letter), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby (other than in connection with the Side Letter) in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any Federal court sitting in the State of Delaware and (d) agrees that the other party shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Court of Chancery, any other court of the State of Delaware or any Federal court sitting in the State of Delaware. Each of Vir and the Foundation agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
Section 7.
Miscellaneous
7.1
Counterparts; Electronic Signatures. This Agreement may be executed and delivered (including by facsimile transmission or PDF or any other electronically transmitted signatures) in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
7.2
Headings. The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.
7.3
Rules of Construction.
(a)
For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(b)
As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, (ii) the words “hereby,” “herein,” “hereunder” and “hereto” shall be deemed to refer to this Agreement in its entirety and not to any specific section of this Agreement and (iii) “or” has the inclusive meaning represented by the phrase “and/or”.
(c)
Except as otherwise indicated, all references in this Agreement to “Sections” and “Appendices” are intended to refer to Sections of this Agreement, as appropriate, and Appendices to this Agreement.
(d)
As used in this Agreement, the term “days” means calendar days unless otherwise specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(e)
Unless otherwise indicated, all monetary amounts herein are in United States dollars.
7.4
Severability. If any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the parties will negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.
7.5
Entire Agreement; Amendments. The Gates Agreements (including any schedules, appendices and exhibits hereto or thereto and any certificates delivered hereunder or thereunder) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement. Any amendment or waiver effected in accordance with this Section 8.5 shall be binding upon the Foundation and Vir.
7.6
Notices. All notices required or permitted hereunder will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed email if sent during normal business hours of the recipient, if not, then on the next Business Day, or (c) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The addresses for such communications are:

If to Vir, addressed to:	Vir Biotechnology, Inc 499 Illinois Street, Suite 500 San Francisco, CA 94158 Attention: Chief Financial Officer E-mail: hhorn@vir.bio
and	Vir Biotechnology, Inc. 499 Illinois Street, Suite 500 San Francisco, CA 94158 Attention: Head of Legal E-mail: ipleasure@vir.bio
with a copy to:	Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130 Attention: Laura Berezin E-mail: lberezin@cooley.com

If to the Foundation, addressed to:	Bill & Melinda Gates Foundation 1432 Elliott Ave W Seattle, WA 98119 Attention: Director, Strategic Investment Fund Phone: (206) 709-3100 Email: SIFPortfolio@gatesfoundation.org
and	Bill & Melinda Gates Foundation 1432 Elliott Ave W Seattle, WA 98119 Attention: Keith Matthews, General Counsel Phone: (206) 709-3100 Email: Keith.Matthews@gatesfoundation.org
with a copy to:	Morrison & Foerster LLP 425 Market St. San Francisco, CA 94105 Attention: Jaclyn Liu Email: jliu@mofo.com

7.7
Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. Vir will not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Foundation, and the Foundation will not assign this Agreement or any rights or obligations hereunder without the prior written consent of Vir; provided, however, that the Foundation may assign this Agreement together with all of the

Shares it then owns (subject to Section 4) to any wholly-owned subsidiary and any such assignee may assign this Agreement together with all of the Shares it then owns (subject to Section 4) to the Foundation or any other subsidiary wholly-owned by the Foundation, in any such case, without such consent; provided that the assignee agrees to assume the Foundation’s obligations under Section 4 of this Agreement.
7.8
Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto, their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
7.9
Further Assurances. Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
7.10
No Strict Construction. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against a party.
7.11
Equitable Relief. Vir recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at Law may prove to be inadequate relief to the Foundation. Vir therefore agrees that the Foundation is entitled to seek temporary and permanent injunctive relief or specific performance in any such case. The Foundation also recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at Law may prove to be inadequate relief to Vir. The Foundation therefore agrees that Vir is entitled to seek temporary and permanent injunctive relief or specific performance in any such case.
7.12
Expenses. Vir and the Foundation are each liable for, and will pay, their own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including attorneys’ and consultants’ fees and expenses.
7.13
Public Disclosure. On or within five Business Day of the Execution Date, Vir and the Foundation shall issue a joint press release in a form mutually agreed to by Vir and the Foundation. In addition, if applicable, Vir shall file a Current Report on Form 8-K with the SEC within the time period required by such form and including such disclosures as required by such form with respect to this Agreement and the transactions contemplated herein, such Current Report on Form 8-K to be in a form mutually agreed to by Vir and the Foundation. No other written release, public announcement, disclosure or filing concerning the purchase of the Shares, the Gates Agreements or the transactions contemplated hereby or thereby shall be issued, filed or furnished, as the case may be, by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed) and, except as set forth in this Section 8.13, the parties agree to keep the terms of the Gates Agreements confidential. Notwithstanding the foregoing, the parties acknowledge and agree that applicable Law or the requirements of a national securities exchange or another similar regulatory body may require either party to file or otherwise disclose a copy of this Agreement and/or the Side Letter. The party required to make such filing or otherwise disclose shall notify the other party and shall provide the other party with at least three (3) days to request redactions thereof prior to making such filing or disclosure. The disclosing party shall use commercially reasonable efforts to procure confidential treatment of such proposed redactions pursuant to the Securities Act and the Exchange Act, in each case as amended, and the rules, regulations and guidelines promulgated thereunder, or any other applicable Law or the rules, regulations or guidelines promulgated hereunder; provided that the foregoing shall not prevent the party from making such public disclosures as it must make to comply with applicable Law.

[Remainder of page intentionally left blank.]

In Witness Whereof, the Foundation and Vir have caused this Agreement to be duly executed as of the date first above written.

Bill & Melinda Gates Foundation
By:	/s/ Carolyn Ainslie
Its:	Chief Financial Officer

Vir Biotechnology, Inc.
By:	/s/ Howard Horn
Its:	Chief Financial Officer

[Signature page to Stock Purchase Agreement]

Appendix 1

Defined Terms

“Affiliate” of an entity means any corporation, firm, partnership or other entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with it. An entity will be deemed to control another entity if it (i) owns, directly or indirectly, at least 50% of the outstanding voting securities or capital stock (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity.

“Agreement” has the meaning set forth in the preamble.

“Applicable Regulatory Authorities” has the meaning set forth in Section 2.12.

“Automatic Shelf Registration Statement” has the meaning set forth in Section 4.4.

“Board” means the board of directors of Vir.

“Business Day” means a day Monday through Friday on which banks are generally open for business in the State of California and the State of Washington.

“Closing” has the meaning set forth in Section 1.3(a).

“Closing Date” means the date on which the Closing actually occurs.

“Common Stock” means shares of Vir’s common stock, par value $0.0001 per share.

“Company Trials” has the meaning set forth in Section 2.13.

“Cross-Receipt” has the meaning set forth in Section 1.3(b)(i)A).

“DOJ” means the U.S. Department of Justice.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Execution Date” has the meaning set forth in the preamble.

“FDA” has the meaning set forth in Section 2.12.

“Foundation” has the meaning set forth in the preamble.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States of America.

“Good Clinical Practices” means the legal, scientific and ethical standards for the performance of clinical research on medicinal products involving humans, including as reflected in the regulations of the FDA at 21 C.F.R. parts 50, 54, 56, and 312.

“Good Laboratory Practices” means the legal, scientific and ethical standards for the performance of nonclinical laboratory studies, including as set out in the regulations of the FDA at 21 C.F.R. part 58.

“Governmental Authority” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including any arbitrator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, instrumentality, court or other tribunal of any of the foregoing.

“Health Care Laws” means Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the civil False Claims Act, 31 U.S.C. §§ 3729 et seq.; the criminal False Claims Act 42 U.S.C. 1320a-7b(a); any other criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287 and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d et seq., (“HIPAA”); the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a; the Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 17921 et seq.; the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq.; the Public Health Service Act, 42 U.S.C. §§ 201 et seq.; the regulations promulgated pursuant to such laws; and any similar federal, state and local laws and regulations, each and all as may be amended from time to time.

“HIPAA” has the meaning set forth in the definition of “Health Care Laws.”

“IEC” has the meaning set forth in Section 2.13.

“Intellectual Property” shall mean trademarks, trade names, trade dress, service marks, copyrights, and similar rights (including registrations and applications to register or renew the registration of any of the foregoing), patents and patent applications, trade secrets, and any other similar intellectual property rights.

“Intellectual Property License” shall mean any license, permit, authorization, approval, contract or consent granted, issued by or with any Person relating to the use of Intellectual Property.

“IRB” has the meaning set forth in Section 2.13.

“Law” means any federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, interpretation, directive, policy, order, writ, decree, injunction, judgment, stay or restraining order of any Governmental Authority, the terms of any permit, and any other ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority.

“Lien” means any lien (statutory or otherwise), claim, charge, option, security interest, pledge, mortgage, restriction, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Material Adverse Effect” means any change, effect or circumstance, individually or in the aggregate, (a) that is reasonably likely to be materially adverse to the business, operations, assets or financial condition of Vir or the Foundation, as the case may be, taken as a whole, or (b) that materially impairs the ability of Vir or the Foundation to perform its obligations pursuant to the transactions contemplated by this Agreement or the Gates Agreements; provided however, that, none of the following (alone or when aggregated with any other effects), shall be deemed to be a Material Adverse Effect, and none of the following (alone or when aggregated with any other effects), shall be taken into account for purposes of clause (a) above: (A) (1) general market, economic or political conditions or (2) conditions (or any changes therein) in the industries in which Vir or the Foundation conducts business, in each case, including any acts of terrorism or war, weather conditions, global virus pandemics, epidemics or other force majeure events, in the case of each of clauses (1) and (2), solely to the extent that such effects do not have and are not reasonably likely to have a material disproportionate impact on Vir or the Foundation, as the case may be; (B) this Agreement, the Side Letter and the transactions contemplated hereby and thereby; or (C) changes in the trading price or volume of the Common Stock.

“Nasdaq” means The Nasdaq Global Select Market.

“Permits” has the meaning set forth in Section 2.10.

“Person” means a human being, labor organization, partnership, firm, enterprise, association, joint venture, corporation, limited liability company, cooperative, legal representative, foundation, society, political party, estate, trust, trustee, trustee in bankruptcy, receiver or any other organization or entity whatsoever, including any Governmental Authority.

“Preferred Stock” means shares of Vir’s preferred stock, par value $0.0001 per share.

“Proprietary Rights” has the meaning set forth in Section 2.11(c).

“Purchase Price” has the meaning set forth in Section 1.1.

“Registrable Securities” has the meaning set forth in Section 4.4.

“Registration Statement” has the meaning set forth in Section 4.4.

“Regulatory Authorizations” has the meaning set forth in Section 2.12.

“Rule 144” has the meaning set forth in Section 4.1(a).

“SEC” means the United States Securities and Exchange Commission or any successor entity.

“SEC Documents” has the meaning set forth in Section 2.5(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Share Value” means a price per Share (rounded to the nearest cent) equal to the volume weighted average price of a share of Common Stock for a thirty (30) Trading Day period, starting with the opening of trading on the thirtieth (30th) Trading Day prior to the date hereof and ending with the close of trading on the Trading Day prior to the date hereof, as reported by Bloomberg, L.P.

“Shares” has the meaning set forth in Section 1.1.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Trading Day” means a day on which Nasdaq is open for trading.

“Vir” has the meaning set forth in the preamble.

“Vir Rights” has the meaning set forth in Section 2.11(c).